Exhibit 10.6

GT SOLAR INCORPORATED

MANAGEMENT INCENTIVE PROGRAM

FY 2009

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GT SOLAR INCORPORATED

MANAGEMENT INCENTIVE PROGRAM

FY 2009

1.                                      FISCAL YEAR 2008

The FY 2009 Management Incentive Program (the “Program”) of GT Solar Incorporated (the “Company”) shall commence on April 1, 2008, and continue through and including March 31, 2009 (“FY 2009”).

2.                                      ADMINISTRATION

The Program shall be administered by the Executive Management Team (the “Executive Team”).  Subject to the provisions of the Program, the Executive Team may establish from time to time such regulations, provisions, procedures and conditions of the Program which, in its opinion, may be advisable in the administration of the Program.  No member of the Executive Team shall be liable for any action or determination made in good faith with respect to the administration of the Program, eligibility under the Program or the bonuses awarded under the Program.

3.                                      ELIGIBILITY

The Executive Team shall determine, in its sole discretion, any and all employees of the Company that will be eligible to participate in the Program (each, a “Participant”; collectively, the “Participants”).  Participants will be eligible to participate in the Program only upon execution of a participant agreement with the Company as set forth in Exhibit A hereto (a “Participant Agreement”).  Each Participant Agreement shall be subject to the terms and conditions of the Program and may contain additional terms and conditions (which may vary from Participant to Participant).  Unless otherwise specified in such Participant Agreement, the date on which Participant is deemed to be a participant in the Program (the “Participation Date”) shall be the date on which the individual started employment with the Company during FY 2009.

As soon as practicable after the Participation Date and from time to time thereafter, members of senior management, in consultation with the Executive Team, shall adopt in writing certain goals and objectives to be achieved by Participant over the course of FY 2009.  Such goals and objectives may vary among Participants.

4.                                      OPERATING INCOME

“Operating Income” for any period means, on a consolidated basis, GAAP net income, plus interest expense net of interest income, plus taxes, plus depreciation, plus amortization, for such period.

Operating Income for any period shall be derived from the audited consolidated financial statements of the Company and its subsidiaries covering such period, and shall be subject to the review and approval of the Executive Team, whose determination of such Operating Income calculation shall be final and binding.

For FY 2009, the Company’s target Operating Income shall be $184,476,000 (the “Target Operating Income”).  Please note this figure is Company Confidential and not to be disclosed externally.

5.                                      BONUS PAYMENTS

A.                                    Determination Date

The amount, if any, to be paid to each Participant under the Program (the “Bonus Payment”) shall be determined by the Executive Team after the conclusion of FY 2009 following the receipt of the Company’s audited financial statements by its independent accountants (the “Determination Date”).  Bonus Payments shall be disbursed in the calendar year in which the FY 2009 ends as soon as administratively practicable after the Determination Date.  All amounts earned under the Program reflect gross dollar amounts and are, therefore, subject to applicable withholding and taxation.

B.                                    Bonus Calculation

Each Participant’s Bonus Payment, if any, shall be determined in the following manner:

(i)                                    Target Bonus

The Participant Agreement for each Participant will specify such Participant’s “Target Bonus” (which will be based upon a percentage of Participant’s base salary).  Adjustments to base salary during the course of FY 2009, or partial year participation due to a start date during the plan year, shall result in a corresponding adjustment to target bonus eligibility on a pro-rated basis.

(ii)                                Bonus Funding

The “Bonus Funding” for each Participant shall be determined by multiplying the Target Bonus by a Bonus Funding Factor calculated as set forth below.  Notwithstanding anything in this Program to the contrary, in no event shall a Participant’s Bonus Funding Factor exceed 2.

(a)          If the Company’s Operating Income for FY 2009 is equal to the Target Operating Income, the Bonus Funding Factor shall equal 1.

(b)         In the event that the Company’s FY 2009 Target Operating Income is greater than the Target Operating Income, the Company shall increase the Bonus Funding Factor for each Participant by 0.05 for each one percent (1%) the actual FY 2009 Operating Income is above the Target Operating Income (using linear interpolation to determine the applicable Bonus Funding for any intermediate increase).  The maximum Bonus Funding Factor available to any Participant shall be equal to 2.

(c)          In the event that the Company’s actual FY 2009 Operating Income is less than the Target Operating Income, the Company shall decrease the Bonus

Funding Factor for each Participant by 0.02 for each one percent (1%) the actual FY 2009 Operating Income is below the Target Operating Income (using linear interpolation to determine the applicable Bonus Funding for any intermediate decrease).  No Bonus Funding will be available if the Company’s FY 2009 Operating Income is $138,357,000 or less.

The following table illustrates the percentage of the Target Bonus available to each Participant as Bonus Funding at various Operating Income benchmarks for FY 2009:

Bonus Funding Calculation

Operating Income for FY 2009 (Millions)	Percentage of the Target Bonus Available as Bonus Funding

20% Over	200%

15% Over	175%

10% Over	150%

5% Over	125%

Target	100%

5% Under	90%

10% Under	80%

15% Under	70%

20% Under	60%

25% Under	50%

< 25% Under	0%

(iii)  Performance Achievement Percentage and Bonus Payment

The Bonus Payment, if any, shall be calculated by multiplying the Bonus Funding available to each Participant by such Participant’s “Performance Achievement Percentage.”  Such Performance Achievement Percentage shall be expressed as a percentage ranging from 0% to 100% and may vary among Participants.  The Executive Team shall determine the Performance Achievement Percentage applicable to each Participant after consultation with such other members of senior management as the Executive Team may choose (such members, the “Evaluation Group”).  Although the specific objectives and their relative weight in determining each Participant’s Performance Achievement Percentage will be determined by the Executive Team (after consultation with the Evaluation Group) and will vary for each Participant (and the composition of the Evaluation Group may vary among Participants), the following is intended to provide general guidance regarding the competencies that may be considered in assigning a Performance Achievement Percentage:

1.                                       Achieving corporate goals and objectives specified for FY 2009.

2.                                       Developing and executing plans and functional goals that directly and/or indirectly influence the organization’s ability to achieve its financial goals for FY 2009.

3.                                       Delivering highly effective management of operations through leadership of teams, timely communication and the deployment of business processes and systems that anticipate and prepare the organization for growth.

4.                                       Contributing to an organizational culture where people can grow and contribute.  Actively supporting a culture that values safety, operational excellence, initiative, innovation, teamwork and quality in everything we do.

5.                                       Working as a productive and vital member of the management team.  Building productive collaborative relationships with peers to meet organizational challenges together as a team.  Being responsive to the needs of other team members and cultivating a service mentality internally within the line of authority.

6.                                       Achievement of functional financial measurements.

The Executive Team, after consultation with the Evaluation Group, shall determine each Participant’s Performance Achievement Percentage at its sole discretion and using such criteria as it deems reasonable for each Participant with reference to each Participant’s specific functional objectives.

C.                                    Pro-rata Bonus Payments

In the event that the Participation Date of a Participant occurs after the commencement of FY 2009, such Participant shall be eligible for a pro-rated Bonus Payment calculated based on the number of days such Participant was employed by the Company during FY 2009.  Unless otherwise provided in a written agreement between the Company and Participant, no Participant shall be entitled to receive a Bonus Payment if, prior to March 31, 2008, such Participant’s employment with the Company is terminated for any reason.

6.                                      AUTHORITY

The Executive Team shall have final authority to make all determinations specified in or permitted or deemed necessary under the Program.

7.                                      MISCELLANEOUS

A.                                    Assignment and Transfer

No Bonus Payment or any rights or interests therein shall be assignable or transferable by a Participant.

B.                                    No Guarantee of Employment / No Equity Rights

Nothing contained in the Program shall be construed to create or imply a guarantee of employment for any period of time.  Unless otherwise provided in a written agreement between Participant and the Company, employment with the Company is considered to be at-will and may be terminated at any time by Participant or the Company.

C.                                    Withholding

The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Executive Team, in its sole discretion, deems necessary to be withheld or remitted to comply with the Internal Revenue Code of 1986, as amended, and/or any other applicable law, rule or regulation with respect to any Bonus Payment. Subject to applicable law, each Participant agrees that the Company may satisfy withholding obligations from any source of funds available to the Company and otherwise payable to Participant, including salary payments.

D.                                    Governing Law

All questions pertaining to the validity, construction and administration of the Program and any Participant’s Participant Agreement shall be determined in accordance with the laws of the State of New Hampshire.

E.                                      Amendment and Termination of Program

The Executive Team shall have the right in its sole discretion to amend the Program at any time and from time to time; provided that no such amendment shall materially and adversely affect the rights of any Participant without the consent of such Participant.

F.                                      Severability

The invalidity or unenforceability of any provisions of the Program in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of the Program in such jurisdiction or the validity, legality or enforceability of any provision of the Program in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

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EXHIBIT A

GT SOLAR INCORPORATED

PARTICIPANT AGREEMENT TO THE
MANAGEMENT INCENTIVE PROGRAM

Participant Agreement made as of April 1, 2008 (this “Agreement”) between GT Solar Incorporated (the “Company”), and             (“Participant”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the FY 2009 Management Incentive Program (the “Program”).

1.                                       Right to Participate.  The Company hereby grants to Participant the right to participate in the Program pursuant to the terms and conditions thereto.

2.                                       Participant Acknowledgment.  Attached hereto as Exhibit A is a copy of the Program.  Participant hereby acknowledges receipt of a copy of the Program and agrees to be bound by all terms and provisions thereof.

3.                                       Participation Date.  Participant’s Participation Date shall be April 1, 2008.

Target Bonus.  For purposes of the Program, Participant’s Target Bonus shall equal $        (representing         %) of Participant’s base salary during FY 2009.

If the Company’s Operating Income for FY 2009 is higher or lower than the Target Operating Income, the Bonus Funding would increase or decrease respectively according to the Program as illustrated on the following table:

Operating Income for FY 2009 (Millions)	Percentage of the Target Bonus	Bonus Funding Available to Participant

20% Over	200%	$

15% Over	175%	$

10% Over	150%	$

5% Over	125%	$

Target	100%	$

5% Under	90%	$

10% Under	80%	$

15% Under	70%	$

20% Under	60%	$

25% Under	50%	$

<20% Under	0%	$

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Note:  Actual target bonus may be pro-rated due to any salary adjustments or partial year participation due to start date during the plan year.

4.                                       Individual Goal Achievement.  Participant acknowledges and agrees that the Bonus Payment, if any, will be subject to Participant achieving certain individual goals and standards identified by the Executive Team.  The criteria used in assessing individual performance, the weight to be assigned such criteria and such Participant’s Performance Achievement Percentage shall be determined by the Executive Team in its sole discretion.  The Bonus Payment, if any, will be calculated in accordance with the Program.

5.                                       Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Participant.

6.                                       Complete Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

7.                                       Future Incentive Bonus Plans.  The Company may in the future adopt one or more incentive plans or programs, with regard to which the Executive Team shall retain the exclusive right in its sole discretion to determine the applicable terms and to identify the persons eligible to participate.  Nothing in this Agreement shall be understood to grant or guarantee Participant a right to participate in any such plan or program.

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IN WITNESS WHEREOF, the Company and Participant have executed this Agreement as of the date first above written.

GT SOLAR INCORPORATED

By:
Name:
Title:

PARTICIPANT

Participant Name